THE INFORMATION BELOW MARKED BY * AND ( ) HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                                                                    EXHIBIT 10.9


                                 OHIO UNIVERSITY
                          RESEARCH AND GRADUATE STUDIES
                       102 RESEARCH AND TECHNOLOGY CENTER
                               ATHENS, OHIO 45701

                                LICENSE AGREEMENT

                                      with

                                PROGENITOR, INC.
                              ONE PRESIDENT STREET
                               ATHENS, OHIO 45701



                              DATE:  APRIL 1, 1993

       This Agreement is made and entered into this first day of April 1993 (the "Effective Date) by and between Ohio University, a corporation duly organized and existing under the laws of the State of Ohio and having its principal office at 102 Research and Technology Center, Athens, Ohio 45701, U.S.A. (hereinafter referred to as "OU"), and Progenitor, a corporation duly organized under the laws of Delaware and having its principal office at One President Street, Athens, Ohio 45701, U.S.A. (hereinafter referred to "LICENSEE").

       WHEREAS, OU is and represents that it is the owner of certain PATENT RIGHTS (as later defined herein) relating to an invention by Thomas Wagner and Xiao Chen.

       WHEREAS, OU desires to have the PATENT RIGHTS (as later defined herein) utilized in the public interest and is willing to grant a license thereunder,

       WHEREAS, LICENSEE desires to commercially utilize the PATENT RIGHTS (as later defined herein) in the public interest through the research, development, production, manufacture, marketing and sale of the LICENSED PRODUCT(s) (as later defined herein) and the LICENSED PROCESS(es) (as later defined herein);

       WHEREAS, in connection herewith, OU and LICENSEE are entering into a Sponsored Research Agreement to further develop the PATENT RIGHTS (as later defined herein), LICENSED PRODUCT(s) (as later defined herein) and LICENSED PROCESS(es) (as later defined herein); and

       WHEREAS, LICENSEE desires to obtain an exclusive license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth;

       NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:


                             ARTICLE 1 - DEFINITIONS

       For the purposes of the Agreement, the following words and phrases shall have the following meanings:

       1.1 "LICENSEE" shall mean Progenitor, "AFFILIATE" shall mean a related company of LICENSEE, the voting stock of which is directly or indirectly more than fifty percent (50%) owned or controlled by LICENSEE, an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of LICENSEE, and an organization the majority ownership of which is directly or indirectly common to the ownership of LICENSEE.

       1.2 "PATENT RIGHTS" shall mean all of the following intellectual property:

       (a) the invention disclosure (OU Technology Transfer Office docket number 050592) listed in (or to be added to, pursuant to the SPONSORED RESEARCH AGREEMENT) Appendices A;

       (b) United States and foreign patents issued from the invention disclosure listed in (or to be added to, pursuant to the SPONSORED RESEARCH AGREEMENT) Appendices A and from divisionals and continuations of these applications;

       (c) claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in (or to be added to pursuant to the SPONSORED RESEARCH AGREEMENT) Appendices A;

       (d) claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or applications described in (a), (b) or (c) above; and

       (e) any reissues, re-examinations, or extensions of United States or foreign patents described in (a), (b) (c) or (d) above.

       1.3    A "LICENSED PRODUCT' shall mean any product or part thereof which:

       (a) is covered in whole or in part by an issued and unexplored claim contained in the PATENT RIGHTS of Technology A in the country in which any such product or part thereof is made, used or sold.

       (b) is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued and unexplored claim contained in the PATENT RIGHTS of Technology A in the country in which a LICENSED PROCESS is used or in which such product or part thereof is used or sold.

       1.4 A "LICENSED PROCESS" shall mean any process which is covered in whole or in part by an issued, unexplored claim contained in the PATENT RIGHTS in any country where the process is practiced.

       1.5 "NET SALES" shall mean LICENSEE'S, an AFFILIATE'S, or SUBLICENSEE'S billings for LICENSED PRODUCTS and LICENSED PROCESSES produced hereunder less the sum of the following:

       (a)    discounts allowed in amounts customary in the trade:

       (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

       (c)    outbound transportation prepaid or allowed;

       (d)    amounts allowed or credited on returns; and

       (e)    bad debts actually written off during the period.

       No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE, AFFILIATES or SUBLICENSEES and on their payroll. LICENSED PRODUCTS and LICENSED PROCESSES shall be considered "sold" when billed out or invoiced.

       1.6    "Territory" shall mean worldwide.

       1.7 "Tangible Property" shall mean tangible biological materials created as a result of research which includes cell lines, DNA constructs, vectors, and plasmids and any related material. Any cells or subcultures, clones, or progeny thereof, or DNA molecules or portions thereof which are replicated or derived from biological materials referred to in this paragraph
1.7 is also included in this definition.

       1.8 "TECHNOLOGY A" shall mean any and all PATENT RIGHTS more closely related to invention disclosure (OU Technology Transfer Office, docket number 050592) by Tom Wagner and Xiao Chen.

       1.9 "SUBLICENSEE" shall mean an entity which LICENSEE has granted the right to manufacture and market the LICENSED PRODUCTS or the right to sublicense the LICENSED PROCESSES to others and shall not include a hospital or clinic which permits its associated medical doctors to practice the LICENSED PROCESSES; and

       1.10 "SPONSORED RESEARCH AGREEMENT" shall mean the Sponsored Research Agreement entered into by OU and LICENSEE in connection herewith.

                                ARTICLE 2 - GRANT

       2.10 OU hereby grants to LICENSEE the exclusive right and license to make, have made, use, lease and sell the LICENSED PRODUCTS and the LICENSED PROCESSES and to practice under the pending patent rights worldwide to the end of the term for which the last to expire patent in the PATENT RIGHTS is granted unless this Agreement shall be sooner terminated according to the terms hereof.

       2.2 OU shall have the right to practice under the PATENT RIGHTS and to use and distribute to third parties the TANGIBLE PROPERTY for noncommercial research purposes provided that any OU employee practicing under the PATENT RIGHTS or any OU employee or third party receiving the TANGIBLE PROPERTY, shall have first executed a Confidentiality Agreement with OU substantially in the form provided in Appendix B. Fifteen day prior written notification of TANGIBLE PROPERTY distribution to third parties will be given to LICENSEE.

       2.3 LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder.

       2.4 LICENSEE agrees that sublicenses granted by it shall provide that the obligations to OU of Articles 2, 5, 7, 8, 9, 10, 12, 13, and 15 of this Agreement shall be binding upon the sublicensee as if it were a party of this Agreement. LICENSEE further agrees to incorporate and attach copies of these Articles to sublicense agreements.

       2.5 LICENSEE agrees to forward to OU a copy of any and all sublicense agreements promptly upon execution by the parties.

       2.6 If LICENSEE receives non-cash royalties from SUBLICENSEES in lieu of cash royalties under any sublicense under this Agreement, those goods or services will be valued at a fair market price subject to discounts and costs specified in Article 1.5.

       2.7 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in Appendix A hereof.

                              ARTICLE 3 - DILIGENCE

       LICENSEE shall use its best efforts to bring LICENSED PRODUCTS or LICENSED PROCESSES to market through its own efforts by a thorough, vigorous and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement.

                              ARTICLE 4 - ROYALTIES

       4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay to OU in the manner hereinafter provided to the end of the term of the PATENT RIGHTS or until this Agreement shall be terminated:

       (a) A payment for recoupment of OU legal expenses of [ * * * ], which said payment shall be deemed earned and due immediately upon the Effective Date.

       (b) License maintenance fees of [ * * * ] per year commencing upon the issuance of the first patent covered in the "Patent Rights" (and on January 1 of each year) thereafter; provided, however, that running royalties subsequently due on NET SALES for each said year, if any, shall be creditable against the license maintenance fee for said year. License maintenance fees paid in excess of running royalties shall not be creditable to running royalties for future years.

       (c) Royalties in an amount equal to [ * * * ] of NET SALES of the LICENSED PRODUCTS and LICENSED PROCESSES used, leased or sold by and/or for LICENSEE or an AFFILIATE.

       (d) Royalties for SUBLICENSEES will amount to [ * * * ] of running royalties received by LICENSEE and AFFILIATES from SUBLICENSEES for sublicenses of LICENSED PRODUCTS or LICENSED PROCESSES, and will not exceed [ * * * ] of sublicensee NET SALES.

       4.2 All payments due hereunder shall be paid in full, without deduction of excise taxes which may be imposed by any government and which shall be paid by LICENSEE.

       4.3 No multiple royalties shall be payable because any LICENSED PRODUCT or LICENSED PROCESS, its manufacture, use, lease or sale are or shall be covered by more than one PATENT RIGHTS patent application or PATENT RIGHTS patent licensed under this Agreement or for sales between LICENSEE and an AFFILIATE.

       4.4 Royalty payments shall be paid in United States dollars in Athens, Ohio, or at such other place as OU may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

       4.5    Royalty payments are nonrefundable.

       4.6 Payments made to LICENSEE and AFFILIATES from SUBLICENSEES, in lieu of royalties as specified in Article 4.1 (d) above, [ * * * ] shall be paid by the LICENSEE to OU at the time an Agreement with a SUBLICENSEE takes affect. LICENSEE shall present the methodology and analysis upon which the estimated value was calculated. Disputes over estimated value will be resolved through Article 12. This provision excludes payments from SUBLICENSEES to LICENSEE for the purpose of sponsored research.

                         ARTICLE 5 - REPORTS AND RECORDS

       5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to OU hereunder. Said books of account shall be kept at LICENSEE'S principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open four (4) times per year for five (5) years following the end of the calendar year to which they pertain, for the inspection of OU or its agents for the purpose of verifying LICENSEE'S royalty statement or compliance in other aspects with this Agreement. Should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting, LICENSEE agrees to pay the full cost of such inspection.

       5.2 LICENSEE, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to OU true and accurate reports, giving such particulars of the business conducted by LICENSEE, AFFILIATES and its SUBLICENSEES during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. This shall include at least the following:

       (a) number of LICENSED PRODUCTS manufactured and sold by LICENSEE, AFFILIATES, and all SUBLICENSEES;

       (b) total billings for LICENSED PRODUCTS sold by LICENSEE, AFFILIATES, and all SUBLICENSEES;

       (c) accounting for all LICENSED PROCESSES used or sold by LICENSEE, AFFILIATES, and all SUBLICENSEES;

       (d)    total royalties due; and

       (e) names and addresses of all SUBLICENSEES and AFFILIATES of LICENSEE.

       5.3 With each such report submitted, LICENSEE shall pay to OU the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

       5.4 On or before the ninetieth (90th) day following the close of LICENSEE's fiscal year, LICENSEE shall provide OU with LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement.

       5.5 The royalty payments set forth in this Agreement and amounts due under Article 6 shall, if overdue, bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date. The payment of such interest shall not foreclose OU from exercising any other rights it may have as a consequence of the lateness of any payment.

                         ARTICLE 6 - PATENT PROSECUTION

       6.1 OU shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the PATENT RIGHTS in the United States and in the foreign countries to be mutually determined by OU and Licensee. Licensee shall inform OU of its intentions to file in foreign countries 60 days prior to required filing dates. At that time, the countries intended for filing should be identified. At LICENSEE'S election, LICENSEE may apply for, prosecute, or maintain any such patent applications, using patent counsel of its choice.

       6.2 Payment of all fees and costs incurred after the effective date, relating to the filing, prosecution, and maintenance of the PATENT RIGHTS shall be the responsibility of LICENSEE.

       6.3 Any and all inventions, technologies, know-how, materials, products, data, ideas and related matters, related and/or unrelated to Technology A, including any PATENT RIGHTS which may be issued thereon, which are developed or otherwise discovered as a result of the SPONSORED RESEARCH AGREEMENT between LICENSEE and OU shall be the property of OU and shall be automatically and exclusively licensed to the LICENSEE pursuant to and subject to the same terms and conditions of Technology A, including, but not limited to, payment of royalties pursuant to Article 4.

       6.4 OU and its employees shall cooperate with LICENSEE to the fullest extent reasonable, except for payment of fees and costs, to help assure proper patent filing, prosecution and maintenance.

       6.5 Licensee and its employees shall cooperate with OU to the fullest extent reasonable to help OU understand the PATENT RIGHTS sufficient to allow OU to follow the patent filing and prosecution.

       LICENSEE and its employees will cooperate with OU to the fullest extent reasonably possible to help assure proper patent filing,prosecution and maintenance should OU assume such duties and responsibilities.

                            ARTICLE 7 - INFRINGEMENT

       7.1 LICENSEE shall inform OU promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party and of any available evidence
thereof.  Similarly, OU shall promptly inform LICENSEE in   writing of any
alleged infringement of PATENT RIGHTS by a third party and any available evidence thereof.

       7.2 During the term of this Agreement the LICENSEE shall have the right but not the obligation to prosecute at its own expense all infringements of the PATENT RIGHTS and LICENSEE agrees to include OU as a party plaintiff in any such suit, without expense to OU. The total cost of any such infringement action commenced by the LICENSEE shall be borne by the LICENSEE.

       7.3 If after OU has provided LICENSEE with ninety (90) days prior written notice, the LICENSEE fails to either prosecute an infringer or enter into a sublicense agreement, settlement, consent judgment or other voluntary final disposition with an infringer, OU may prosecute such infringer Itself. No settlement, consent judgement or other voluntary final disposition of the infringement suit may be entered into without the consent of OU, which consent shall not unreasonably be withheld.

       7.4 Patent enforcement and/or defense litigation shall adhere to the following:

       (a) In the event that LICENSEE shall undertake the enforcement and/or defense of the PATENT RIGHTS by litigation including alternative dispute resolution, LICENSEE may withhold up to fifty percent (50%) of the payments otherwise thereafter due OU under Article 4 hereunder and apply the same toward reimbursement of up to half of LICENSEE's expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damages by LICENSEE for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to such suit, and next toward reimbursement of OU for any payments under Article 4 past due or withheld and applied pursuant to this Article 7. The balance remaining from any such recovery shall be treated as royalties from SUBLICENSEES.

       (b) In the event that OU shall undertake the enforcement and/or defense of the PATENT RIGHTS against third parties by litigation pursuant to OU's rights under Section 7.3 of this Agreement, any recovery of damages by OU for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of OU relating to such suit. The balance remaining from any such recovery shall be divided ninety percent (90%) to OU and ten percent (10%) to LICENSEE.

       7.5 In the event that a declaratory judgement action alleging invalidity or noninfringement of any of the PATENT RIGHTS shall be brought against LICENSEE, OU, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and jointly participate in the defense of the action at its own expense.

       7.6 In any suit as either party may be involved to enforce the PATENT RIGHTS pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

       7.7 LICENSEE, shall have the sole right in accordance with the terms and conditions herein to sublicense the alleged infringer for future use of the PATENT RIGHTS. Any upfront fees as part of such a sublicense shall be treated per Article 4.

                          ARTICLE 8 - PRODUCT LIABILITY

       8.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnity, defend and hold OU, its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCT(s) and/or LICENSED PROCESS(es) or arising from any obligation of LICENSEE hereunder.

       8.2 LICENSEE shall obtain and carry in full force and effect liability insurance in the amount of One Million Dollars ($1,000,000) per incident and Three Million Dollars ($3,000,000) annually, to be increased by the parties, if necessary, which shall protect LICENSEE and OU in regard to events covered by Paragraph 8.1 above.

       8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, OU MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY OU THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

                           ARTICLE 9 - EXPORT CONTROLS

       It is understood that OU is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. OU neither represents that a license shall not be required nor that, if required, it shall be issued.

                          ARTICLE 10 - NON-USE OF NAMES

       OU acknowledges that LICENSEE has a legitimate interest in using the name of OU, OU's representative organizations, or OU's employees for capital raising and financing purposes. Accordingly, OU consents to the use by LICENSEE and its AFFILIATES and SUBLICENSEES for such purposes, of the name of OU, OU representative organizations and OU employees having involvement with TECHNOLOGY A, provided, that, in the case of any advertising, promotional or sales literature, LICENSEE and its AFFILIATES shall obtain the prior written consent of OU or said employee. LICENSEE shall not have the right to use any trademark or logo of OU.

                             ARTICLE 11 - ASSIGNMENT

This Agreement is not assignable and any attempt to do so shall be void.

                            ARTICLE 12 - ARBITRATION

       12.1 All controversies and/or disputes arising out of this agreement, shall be decided by a panel of three (3) arbitrators. Written notice of any dispute shall be given by the aggrieved party, clearly specifying the nature of the dispute and the relief requested, including the paragraph of this agreement in question, if any. If the dispute cannot be amicably resolved (evidenced in writing signed by both parties) within thirty (30) days of such notice, either party may serve the other with a written demand for arbitration pursuant to this Article.

       12.2 Within fifteen (15) days of a demand for arbitration pursuant to paragraph 12.1, the parties shall each select one arbitrator of their choice, and the two arbitrators so selected shall choose the third arbitrator, who shall serve as the chairperson of the panel. Each party shall be responsible for the compensation of the arbitrator of their choice, and the cost of the third arbitrator shall be equally shared by the parties. All pre-hearing, hearing, and post-hearing procedures, including those for Disclosure and Challenge, shall be governed by the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as modified in this Agreement. Unless otherwise agreed in writing by the parties, the situs of the arbitration proceedings pursuant to this article shall be determined by the arbitrators, said decision to be based upon the convenience of the situs to all parties, and to be made within ten days of final empanelment thereof. The arbitrators shall be bound to make specific findings of fact and reach conclusions of law, based upon the submissions and evidence of the parties, and shall issue a written decision explaining the basis for the decision and award. At the request of either party, arbitration proceedings shall be conducted on a confidential basis. Arbitration proceedings will be held in the State of Ohio.

       12.3 During the pendency of any proceeding under Section 12.1 or 12.2, neither party will commence any litigation relating to any dispute under this Agreement and any litigation commenced prior to commencement of any proceeding under Sections 12.1 or 12.2 shall be stayed pending the outcome thereof. The parties agree to fully abide by the terms of any arbitration award hereunder as final and binding. Judgment upon any award may be entered and enforced by either party in any court of competent jurisdiction.

       12.4 Notwithstanding the foregoing, nothing in Article 12 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                            ARTICLE 13 - TERMINATION

       13.1 If LICENSEE shall cease to carry on business, this Agreement shall terminate upon notice by OU.

       13.2 Should LICENSEE fail to make any payment whatsoever due and payable to OU hereunder which is not the subject of a bona fide dispute, OU shall have the right to terminate this Agreement effective on sixty (60) days' notice, unless LICENSEE shall make all such payments to OU within said sixty
(60) day period. Upon the expiration of the sixty (60) day period, if LICENSEE shall not have made all such payments to OU, the rights, privileges and license granted hereunder shall automatically terminate.

       13.3 Upon any material breach or default of this Agreement by LICENSEE and any AFFILIATE, other than those occurrences set out in Paragraphs 13.1 and
13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, OU shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on ninety (90) days' notice to LICENSEE. Such termination shall become automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the ninety (90) day period.

       13.4 LICENSEE shall have the right to terminate this Agreement or relinquish its rights to any claim contained in the PATENT RIGHTS at any time on six (6) months' notice to OU and upon payment of all amounts due OU through the effective date of the termination.

       13.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any AFFILIATE or SUBLICENSEE thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to OU the running royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of LICENSED PRODUCTS.

       13.6 Upon termination of this Agreement for any reason, any AFFILIATE or SUBLICENSEE not then in default, shall have the right to seek a license from OU. OU agrees to negotiate such licenses in good faith under reasonable terms and conditions.

                         ARTICLE 14 - PAYMENTS, NOTICES
                            AND OTHER COMMUNICATIONS

       Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given three (3) days after date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

       In case of OU:

              David N. Allen, Director
              Technology Transfer Office
              Ohio University Innovation Center
              Athens, OH 45701

       In the case of LICENSEE:

              Glenn L. Cooper, MD, President
              Progenitor
              One President Street
              Athens, Ohio 45701

                      ARTICLE 15 - MISCELLANEOUS PROVISIONS

       15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with Article 12 and the laws of the State of Ohio, U.S.A. except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

       15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto.

       15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

       15.4 LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

       15.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

       IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.
OHIO UNIVERSITY


By:       /S/ T. LLOYD CHESNUT
Name:     T. Lloyd Chesnut, Ph.D.
Title:    Vice President for Research and Graduate Studies
Date:     4-19-93

PROGENITOR


By:       /S/ GLENN L. COOPER
Name:     Glenn L. Cooper, M.D.
Title:    President and Chief Executive Officer
Date:     4/20/93

                                   APPENDIX A

UNITED STATES PATENT RIGHTS
Disclosure on T7/T7 Technology
OU TTO docket number 050592

Classification: Applied Biological Sciences/Biochemistry

Self-initiating and self-sustaining eukaryotic transient gene expression systems based on DNA vectors containing pre-bound bacteriophage T7 RNA polymerase

(Cytoplasmic expression vector / transfection / transcription)

Xiaozhuo Chen*, Yunsheng Li, Keyong Xiong, and Thomas E. Wagner
Edison Animal Biotechnology Center, Ohio University, Athens, Ohio 45701

*To whom reprint requests should be addressed.

Correspondence to: Dr. Xiaozhuo Chen
Present address:
Progenitor Inc.
One President Street
Athens, Ohio 45701

Telephone:    614-593-4608
Fax: 614-593-4795

Abbreviation: RNAP, RNA polymerase; hGH, human growth hormone; CAT, chloramphenicol acetyltransferase; kbp, kilobase pairs; DMEM, Dulbecco's modified Eagle medium; kb, kilobases.

                                   APPENDIX A

UNITED STATES PATENT RIGHTS
Disclosure on T7/T7 Technology
OU TTO docket number 050592

Classification: Applied Biological Sciences/Biochemistry

Self-initiating and self-sustaining eukaryotic transient gene expression systems based on DNA vectors containing pre-bound bacteriophage T7 RNA polymerase

(Cytoplasmic expression vector / transfection / transcription)

Xiaozhuo Chen*, Yunsheng Li, Keyong Xiong, and Thomas E. Wagner
Edison Animal Biotechnology Center, Ohio University, Athens, Ohio 45701

*To whom reprint requests should be addressed.

Correspondence to: Dr. Xiaozhuo Chen
Present address:
Progenitor Inc.
One President Street
Athens, Ohio 45701

Telephone:    614-593-4608
Fax: 614-593-4795

Abbreviation: RNAP, RNA polymerase; hGH, human growth hormone; CAT, chloramphenicol acetyltransferase; kbp, kilobase pairs; DMEM, Dulbecco's modified Eagle medium; kb, kilobases.

                                   APPENDIX A

                                    ABSTRACT

       A novel eukaryotic expression system has been developed. This system differs from all other existing expression systems in that it relies on the binding of bacteriophage T17 RNA polymerase (RNAP) to its cognate T17 promoters, locate on a plasmid which contains a T7 RNAP gene driven by the T7 promoter and functional/reporter gene driven by another T7 promoter (T7T7/T7-gen construct), prior to cell transfection. This T7T7 promoter-gene arrangement creates, a potential positive feedback loop for the expression of the T7 RNAP gene. Once this DNA-enzyme complex is introduced into eukaryotic cells by lipofection, the transcription of the T7 and the functional/reporter genes is initiated by the prebound TM RNAP. The T7 RNAP, which is responsible for the initiation and maintenance of expression of both T7 and functional/reporter genes, is replenished by translation of newly synthesized T17 mRNA. This T7 system was designed in such a manner that the expression of the functional/reporter genes can occur in the cytoplasm and does not require any nuclear involvement. When transfected by a pT7T7/T7hGH plasmid with the prebound T7 RNAP, mouse L cells were found to secrete detectable amount of biologically active human growth hormone as early as 8 hours after the transfection, and the expression could be sustained for at least 6 days. This system was successfully used to express human growth hormone and chloramphenicol acetyltransferase genes in both mouse L and human HepG2 cells.

                                INTRODUCTION

       Several DNA delivery and expression systems have been developed and successfully used to introduce and express foreign genes in eukaryotic cells, and less satisfactorily, in animals. These systems basically consist of a DNA delivery method and a DNA vector. DNA delivery methods include calcium phosphate precipitation (1), DEAE-dextran (2), lipofection (3), electroporation
(4) retroviruses (5), direct DNA injection (6, 7), specific receptor-mediated DNA uptake (8, 9), and more recently, aerosol DNA delivery (10). Expression vector are in general a plasmid DNA containing a gene of interest linked to a promote sequence which dictates the expression of the gene once the gene is introduce into a given cell line.

                                    APPENDIX A

       Because of the use of eukaryotic or mammalian promoters, all these methods require nuclear localization of the introduced DNA for gene expression. Yet in only a very small percentage of the cells which take up DNA is the DNA found within the nuclei of the cells. This problem becomes more pronounced when whole animal tissues are the targets of foreign gene expression because cell division, which is required for nuclear deposition of the introduced DNA, does not occur at nearly as high a frequency in the cells of tissues as it does in cultured cells. Conversely, strong evidence has been provided for the efficient cytoplasmic uptake of foreign DNA by cells and animals (3,). And, the DNA introduced into the cells of these whole animal tissues has been observed to remain for periods of up to several months (7).

       Bacteriophage T7 RNA polymerase (RNAP) has been used extensively IN VITRO and IN VIVO in transcription and expression studies both in bacteria and eukaryotic cells due to some of its unique biochemical characteristics: it is a single polypeptide enzyme capable of carrying out transcription with high promote specificity and efficiency, without involvement of any other cellular transcription factors (11-13). Recombinant vaccinia viruses containing a T7 gene or a cell line which constitutively expresses T7 RNAP were used to express genes of interest in the cytoplasm of mammalian cells (14-17). When chloramphenicol acetyltransferase (CAT) gene was inserted into a T7 promoter-containing mammalian vector and transfected into a stable cell line which expressed T7 RNAP, as high as 30% of cytoplasmic proteins were found to be the CAT enzymes in the transfected cells when the cells were coinfected with the recombinant vaccinia viruses during transfection (17). However, the expression of any gene using this T7 system has to be coupled with cell lines which express T7 RNAP in the first place and with coinfection of the recombinant vaccinia viruses, greatly limiting the usefulness and flexibility of the system. Based on our knowledge of T7 RNAP and existing T7 expression systems, we hypothesized that a cell-type independent, self-initiating, and self-sustaining, eukaryotic transient expression vector could be constructed if T7 RNAP molecules could be prebound to T7 promoter sequences and cointroduced into cells with plasmid DNA.

       Here we describe the construction and expression studies of a novel eukaryotic expression vector. This vector contains a T7 RNAP gene driven by a T7 promoter, and another sequence containing a functional or a reporter gene under the control of a second T7 promoter

                                    APPENDIX A

(T7T7/-gene construct). These two sequences can be either in the same plasmid (single plasmid system) or in two separate plasmids (dual plasmid system) when introduced to cells. However, the most important feature which distinguishes this system from other existing gene expression systems is that the initiation and maintenance of the gene expression depend upon the binding of T7 RNAP to its promoters before the plasmid(s) is introduced into cells. Once the DNA-T7 enzyme complex is in the cytoplasm of the cells, the transcription is initiated by the T7 RNAP prebound to the T7 promoters in the plasmid. The transcription of both T7 and functional/reporter genes is subsequently maintained by new cellularly synthesized T7 RNAP. In this study, gene expression using single or dual T7 plasmid systems was investigate and compared with a conventional mammalian promoter-containing expression vector. Two genes with different expression modes, human growth hormone (hGH, as a secretory protein) and CAT (an intracellular enzyme) were used on mouse L and human HepG2 cells, to test our hypothesis. The T7 system described herein may provide a new method for the efficient utilization of cytoplasmically introduced genetic sequences designed for the specific expression of mRNA and protein products.

                              MATERIALS AND METHODS

       ENZYMES. Bacteriophage T7 RNAP (50U/ul), restriction endonucleases, and the Klenow fragment were from New England BioLabs.

       CELLS AND PLASMIDS. Mouse L and human HepG2 cells were from Dr. Kopchick's laboratory. E. Coli DH5alpha was from Bethesda Research Laboratories. E coli HMS174 with pLysE (13, 18); plasmids pAR1 173 (11), which contains a gene coding for T7 RNAP, and pATUO-1 (19), which contains a Lac I gene, were provided by Dr. Studier. Plasmid pTM-1 (20) was from Dr. Moss' laboratory. Plasmid phGH (21) was from Dr. Goodman's laboratory. Plasmid pBLCAT (22), which contains a CAT gene, was obtained from Dr. T. Coleman; and pMThGH, which contains a hGH cDNA (21) driven by a mouse metallothionein I promoter (23), was constructed in our laboratory (X.C., unpublished data).
The bacteria were grown in LB medium with appropriate antibiotics.

                                    APPENDIX A

       CONSTRUCTIONS OF PLASMIDS. pTM-1, a cytoplasmic expression vector which contains a T7 promoter connected to at its 3' end an EMC capping independent sequence (20), was linearized with restriction enzyme Bam HI. A 2.6 kbp Barn HI fragment of pAR 1173 containing a T7 gene was inserted into pTM-I vector by ligation. The ligation products were subsequently transformed into E coli strain DH5alpha. However, 100% of the recombinant clones were found to have T7 gene inserted in an orientation opposite to that of the promoter's (which formed a T77T construct, not T7T7. X.C. and Y.L., unpublished data), suggesting that T7T7 construct was lethal to the host bacteria (18, 19, 24). Several steps were subsequently taken to reduce the toxicity to bacterial hosts resulted from the expression of the T7 gene while maintaining the ability of the construct to be expressed in eukaryotic cells.

       First, a 1.6 kbp EagI/EcoNI Lac I gene which encodes a repressor was isolated from pAUTO-1 and inserted into ClaI and XbaI sites of pTM-I by a blunt-end ligation (figure 1). In addition, an operator sequence, GGA ATT GTG AGC GGA TAA CAA TTCC (25mer) (24), which provides the binding site for Lac I repressor, was inserted immediately 3' to the T7 promoter sequence (as shown in pTLO-1 in figure l) where the operator was shown to have the maximal suppression of T7 promoter activity (24). As a second step to further reduce the cytotoxicity, the Shine-Dalgamo sequence (S-D box) of the T7 gene was removed from the gene to reduce unwanted translation of T7 mRNA which was generated as a result of a leaky Lac I suppression (figure 1). Oligonucleotide CCC GAT TTA CTA ACT CCA TGG ACA CGA TTA ACA TCG CTA AG (41mer) was used as a primer for deletion of S-D box sequence using a phagemid mutagenesis method (25, 26). In addition, an NcoI site (CCATGG, as underlined in the oligonucleotide) was added to the TM gene. A
2.6 kbp NcoI/BamHI modified T7 fragment was inserted into the gap between the Ncol and BamHI sites of pTM-I in such a manner that the optimized translation of the T7 gene would be initiated from the ATG in the NcoI site (23, figure 1). However, this modification altered the second amino acid residue of T7 RNAP from an Asn (AAC) to an Asp (GAC). Finally, the constructed pT7T7 was transformed into and prepared from HMS174 cells which contained a plasmid pLysE encoding a T7 lysozyme, a T7 RNAP inhibitor. All the mutations described in this and subsequent sections were confirmed by DNA sequencing (27).

                                    APPENDIX A

       Construction of pT7hGH was simpler than that of pT7T7 since hGH is not toxic to the bacterial hosts. pTM-I was linearized with SmaI in the polycloning site. A 0.9 kbp Hind III fragment of an hGH cDNA was isolated from plasmid phGH, 5' protruding ends of the fragment were filled by Klenow fragment and dNTPs and was inserted into pTM-I by a blunt-end ligation. With a deletion mutation, the reading frame of the hGH sequence was adjusted in a similar manner as for pT7T7 so that the ATG in NcoI site serves as the first codon for the hGH cDNA (figure 2A).

       Construction of pT7CAT was carried out in a similar fashion as that of pT7hGH. A 1.7 kbp DNA fragment containing CAT gene was isolated from pBLCAT3, blunt ended with Klenow fragment and dNTPs, and inserted into SmaI site of pTM-1 by ligation. The relative position of ATG codon of CAT gene to the T7 promoters was also adjusted to the optimal position by a deletion mutation (figure 2B). The adjustments for both hGH and CAT genes did not result in mutations in their amino acid sequences.

       Following construction of pT7T7 and pT7hGH a single plasmid, pT7T7/T7hGH, was constructed from these sequences. As shown in figure 3, pT7T7 was linearized at EagI site, the EagI site was subsequently filled by Klenow fragment. A 2.1 kbp ClaI/EagI T7hGH fragment was isolated from pT7hGH, the single stranded cohesive ends were also filled in by Klenow fragment. pT7T7/T7hGH was made by ligating these two sequences together followed by transformation using HMS174 pLysE cells. Large scale preparation of pT7T7/T7hGH, and other plasmid DNA used in this study, were made using Qiagen columns (Qiagen).

       ADDITION OF POLY(DT) TAILS TO HGH AND CAT GENES IN PT7 PLASMIDS. This T7 system was designed as a cytoplasmic expression system and therefore no natural poly(A) tails would be added to the hGH and CAT mRNA generated by this system. Poly dT tails of 40 base pairs long were added to the 3' ends of both hGH and CAT genes in, order to increase the stability and possibly the translation efficiency of the hGH and CAT mRNA.

       TRANSIENT TRANSFECTIONS. Mouse L and human HepG2 cells were grown in DMEM supplemented with 10% Nu serum or 10% calf serum (growth media), respectively, in 6-well cell culture dishes to 80% confluence. plasmid DNA was diluted with H20 and the T7 buffer to

                                    APPENDIX A

various concentrations in a total volume o 75 micro-l in sterile polysterene tubes. Five micro-l of T7 RNAP (50micro-l) was added to DNA solution and the mixture was incubated at room temperature for 10 min followed by addition of 20 micro-l (lmicro-g/micro-l) of lipofectin (3). After gentle mix, the lipofectin-DNA-enzyme solution was incubated at room temperature for another 5 min. Meanwhile, growth media were removed from L cells, the cells were washed twice with DMEM. One and half ml of DMEM was added to each well, followed by addition of 100 micro-l of lipofectin-DNA-enzyme solution. After gentle mix, the dishes were incubated at 37 C in a cell culture incubator. Following 4 hours' incubation, the media were removed, 2 ml of growth media were added to each well, and the dishes were incubated at 37 C with 5% CO2. Growth media from the transfected cells were collected every 8 hours for the first 24 hours and then every 24 hours and the cells were replenished with fresh growth media. Cells which were transfected with pT7T7/T7hGH alone, pT7hGH + T7 RNAP, or pMThGH were used as expression controls. pMThGH, a. conventional expression vector, also served as a reference for comparison of expression profiles. Transfection of pMThGH was performed using a standard lipofection protocol without adding T7 RNAP. In a similar manner, pT7CAT and pT7CAT + T7/RNAP were used as controls for CAT assays, respectively. In DEAE-dextran transfections, DNA-T7 RNAP solution was prepared identically as described for lipofection. After adding DEAE-dextran containing DMEM to DNA-T7 enzyme solution, cells were transfected under the conditions as previously described (28). HGH RIA. hGH RIA was performed using a commercially available RIA kit (Hybritech, San Diego).

       CAT ASSAY. pT7T7, pT7CAT, and T7 RNAP were coincubated and transiently transfected into either L or hepG2 cells by the same lipofection protocol as described in transfection section. 24 hours after the transfection, the cells from each well of a 6-well dish were individually harvested in 1 ml PBS, Following centrifugation and removal of PBS, the cells were resuspended in 100 micro-l of 100 mM Tris (pH 7.8). Frozen and thawed three times, the cell debris was removed by centrifugation. The supernatant was incubated at 65 C for 10 min, followed by centrifugation to remove protein precipitates. The resulting supernatant was assayed for CAT activity as described (29).

                                    APPENDIX A

       NORTHERN ANALYSIS OF T7 AND hGH mRNA. Twenty four or 48 hours after the transfection, transfected cells were lysed by 1 ml of RNAzol (Cinna/Biotecx Laboratories) immediately after PBS wash. Total RNA was isolated as described (30). 20 micro-g of total RNA from each cell sample was subjected to 1% formaldehyde gel electrophoresis. Following the electrophoresis, resolved RNA was transferred from the gel to a nylon-based membrane (Gene Screen Plus from NEN), hybridized to a (32)P-labeled, 2.6 kbp T7 fragment and subsequently visualized by autoradiogrphy (31). After being stripped off the T7 probe, the same membrane was rehybridized to a 0.9 kbp hGH probe. Actin mRNA served as reference controls to standardize sample intensities. RESULTS

       CONSTRUCTION OF PLASMIDS. Figures 1, 2 and 3 schematically demonstrate how the plasmids used in this study, pT7T7, pT7hGH, pT7CAT, as well as pT7T7/T7hGH, were constructed. The pT7T7 and pT7T7/T7hGH plasmids were grown in the presence of the pLysE plasmid to reduce the toxicity of the T7 enzymes to E coli. Therefore, the preparations of these plasmids were always contaminated with some pLysE plasmid (less than or equal to 10%, Y.L. and K.X., unpublished data). Since pT7CAT and pT7hGH are not toxic to their bacterial hosts, their replication did not require pLysE.

       COMPARISON OF LIPOFECTIN AND DEAE-DEXTRAN TRANSFECTIONS. In order to determine which DNA delivery methods work more efficiently for the T7 system, both lipofectin or DEAE-dextran transfection methods were compared on the same 6-well cell culture plates. Table 1 shows the elative transfection efficiencies of lipofection and DEAE-dextran methods on the T7 expression systems. CAT assays, compared to hGH assays, resulted in smaller standard deviations largely due to the higher sensitivity of the assays while hGH assays could not as accurately detect low levels of hGH expression from DEAE-dextran transfected cells. As indicated by table 1, lipofection was approximately 8 - 10 times more efficient than DEAE-dextran method for expressing the T7 systems.

       TRANSIENT EXPRESSION OF THE FUNCTIONAL/REPORTER GENES.

                                    APPENDIX A

       a. hGH EXPRESSION. Expression of pT7T7+pT7hGH (dual plasmid) or pT7T7/T7hGH (single plasmid) in L cells compared to that of pT7hGH and pMThGH is shown in figure 4. Cell culture fluids from transiently transfected L cells were collected and assayed for hGH every 8 hours for the first 24 hours and then every 24 hours for 5 days. Assays for more than 6 days were not performed because by day 7 the cells were severely overgrown in the well and starting to die. Detecatble levels of hGH could be found as early as 8 hours after transfection in cell culture fluids collected from cells transfected either by pT7T7 + pT7hGH + T7 RNAP or pT7T7/T7hGH + T7 RNAP. However, expression of pMThGH (which serves as positive control as well as a reference for expression profiles in this study) could not be detected until 24 hours after the transfection. The expression of hGH by pMThGH was not higher than those of the T7 systems until 72 hours or later. For cell samples transfected by pT7hGH plus T7 RNAP (negative control I), only the culture medium collected 8 hours after the transfection demonstrated low levels of hGH (figure 4). The expression disappeared after longer incubations. No hGH could be detected at any time in the culture fluids collected from the cells transfected by pT7T7/T7hGH alone. The expression of the T7 systems reached their peaks (approximately 3 ng/ml) approximately 24 to 48 hours after the transfection whereas expression of pMThGH reached its peak approximately 7ng/ml) at about 96 to 120 hours. Therefore, the kinetic profile of the hGH expression by the T7 system seemed to be quite different from that of traditional expression vector.

       b. CAT EXPRESSION. Figure 5 demonstrates the results of CAT assays. Cells were lysed and assayed 48 hours after the transfection. CAT activities in pT7T7 + pT7CAT + T7 RNAP transfected cells were more than 50 times that of the pT7CAT + T7 RNAP transfected samples (negative control type 1) and were more than 100 times that of pT7CAT transfected samples (negative control type II).
On the basis of absolute quantity, it turned out that the intracellular CAT activity corresponds to approximately 2-3 ng CAT protein/well (or per 10(6) cells), in the same range of magnitude as extracellular hGH levels expressed by either pT7T7/T7hGH+T7 RNAP or pT7T7+pT7hGH+T7 RNAP.

       NORTHERN ANALYSIS OF T7 mRNA. In order to prove that the sustained expression of the functional/reporter genes in the T7 systems was indeed due the sustained expression of the T7 genes in the same systems, total RNA from the transfected cells was isolated and analyzed by

                                    APPENDIX A

Northern blots as shown in figure 5. Both T7 and hGH mRNA was found in the cells transfected by pT7T7/T7hGH+T7 RNAP, but not in the cells transfected either by pT7T7/T7hGH alone, or by pT7hGH+T7 RNAP (figure 5-I and II). The position of the major bands on the blots correspond to the anticipated sizes for the T7 an hGH mRNA. Also, the levels of T7 and hGH mRNA were found to follow the same trend: the higher the T7 mRNA level (24 hr), the higher the hGH mRN level, and vice versa (48hr's samples).

       EXPRESSION OF hGH AND CAT IN BOTH L AND HepG2 CELLS. Expressions hGH and CAT by mouse L and human Hep G2 cells transfected pT7T7+pT7hGH, pT7T7+pT7CAT are summarized in table 2. Because two cells types grow in very different modes (L cells grow in a single uniform layer whereas HepG2 cells tend to grow in clusters), hGH and CAT levels per well were found quite different for two cell types. However, when the expression levels were adjusted on the basis of per mg of cell proteins, it was found that L cells and HepG2 cells express both genes, particularly the CAT gene, with comparable efficiencies (table II).

                                   DISCUSSION

       We have described the construction and expression of a novel eukaryotic expression system. To our knowledge, this is the first reported successful attempt to express genes of interest in mammalian cells using a plasmid-bound transcriptase, in this case a T7 RNAP, prior. to the introduction of plasmid into the cells. The rationale for this unique design is presented and summarized in figure 7. Great efforts were made to construct the T7T7 sequence in order to reduce the cytotoxicity to such levels as to allow sufficient quantities of the plasmids to be prepared from bacterial cells for eukaryotic expression studies. Most of the genetic manipulations were similar to those used in construction of T7 vectors for the expression of cloned genes in bacteria (18, 19, 24). However, the goal of making expression systems functional in eukaryotic cells, not in bacterial cells, allowed us to make more genetic modifications such as the removal of S-D box from the T7 gene, to further minimize its toxicity to E coli host cells (figure 1). It is not known at present whether all these manipulations are necessary for successful production of the plasmids in E coli. However, from our experiences, these manipulations are advantageous with respect to increasing plasmid yields and reducing the

                                    APPENDIX A

risk of DNA mutations resulted from the selective pressure exerted upon the host cells by the toxic effects of the expressed T7 RNAP.

       In this study, lipofection was found far more superior to the DEAE-dextran method to deliver the T7 system to cells (table 1). The key for the success of the T7 systems in eukaryotic cells is to keep the T7 RNAP tightly bound in undegraded form to the DNA during the process of transfection. The experimental result suggests that the liposomes may better protect the DNA-T7 enzyme complex and/or better facilitate the complex reaching the cytoplasm of the cells.

       Sustained hGH and CAT expressions were found in cells transfected with either pT7T7 + pT7hGH + T7 RNAP, or pT7T7/T7hGH + T7 RNAP (figure 4), or pT7T7 + pT7CAT + T7 RNAP (figure 5). Human growth hormone which was secreted into the growth media by the transfected L cells was found biologically active in rat Nb2 cells (X.C. and Y.L., unpublished data). In contrast, extremely low levels of hGH or CAT activities were detected for just a very short period in cells transfected with pT7hGH+ T7 RNAP or pT7CAT + T7 RNAP (figures 4 and 5 ). These results suggest that it is the post-transfection expression of the T7 gene in either pT7T7 or in pT7T7/T7hGH which maintained the lasting expression of the CAT and hGH genes. Since there was no T7T7 sequence in the control plasmids to provide a functional T7 gene in the transfected cells, no T7 RNAP could be cellularly generated to replenish the enzyme pool established at the beginning of the transfection, only low and temporary gene expression was observed. The presence of the T7 and hGH mRNA in the cells transfected by pT7T7/T7hGH+T7 RNAP and the absence of both mRNA in the cells transfected with pT7T7/T7hGH alone or pT7hGH+T7 RNAP (figure 6) strongly support the notion that the T7T7 positive feedback loop was indeed in operation in the transfected cells. As shown in figure 4, the onset of expression of hGH using the T7 systems is more rapid compared to that of a conventional mammalian promoter-containing plasmid pMThGH. This result is consistent with that of the study using a T7CAT vector coupled with recombinant vaccine viruses, which showed that 48 hours after the transfection the cells transfected by the T7 system produced several hundred-fold higher CAT activities than those expressed either RSVCAT or SV40CAT (14). The rapid expression and different kinetic profiles exhibited by the T7 systems (figure 4) suggest that an expression mechanism, which differs from the one used by pMThGH, was employed by the T7 system. It is

                                    APPENDIX A

likely that the plasmid-bound T7 RNAP initiated transcription immediately after the plasmids were taken into the cytoplasm of the cells, followed by rapid protein synthesis and secretion which resulted in the shift the expression curves to the left (figure 4). In contrast, pMThGH had to reach the nuclei of the transfected cells for hGH expression. This may explain the long delay of the hGH expression by pMThGH. This result is consistent with those of other studies which showed that reporter genes were actively transcribed by T7 RNAP in the cytoplasm of cells (14, 17). It is also consistent with the cytoplasmic expression ability of the T7 parental plasmid pTM-I (20). Because of the rapid and efficient expression in the early hours post transfection compared to other conventional plasmid systems, this T7 expression system may prove to be useful to express cDNA in those circumstances in which rapid assays are desirable.


       Because of the unique self-sufficient and cellular factor-independent natures of the T7 RNAP, this T7 system is basically cell-type independent. It should allow expression of virtually any cDNAs in a wide range of eukaryotic cells which can be transfected by lipofectin. Comparable expression efficiencies of the T7 systems (for both hGH and CAT genes) in mouse L and human HepG2 cells support this notion (Table 2). This expression system can be particularly useful when foreign gene expression is desired in a specific cell type but appropriate promoters for that cell type are unavailable. In addition, cytoplasmic expression demonstrated by this and other studies may provide an alternative to nuclear expressions, particularly in animals, for foreign gene expression. Rapid and efficient transcription demonstrated by this system suggest that the T7 system may also be utilized to produce RNA products such as antisense or ribozyme RNAs in cells. Finally, the successful expression of the functional/reporter genes with a DNA prebound enzyme suggests that other DNA binding proteins may also be cointroduced into cells with DNA.

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       2.     Sompagnac, L. M. & Danna, K. J. (1981) PROC.  NATL.  ACAD.  SCI.
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                                       12

                                    APPENDIX A

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       6.     Benvensty, N. & Reshef, L. (1986) PROC. NATL. ACAD. SCI. USA 83,
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       7.     Wolff, J. A., Malone, R. W., Williams, P., Chong, W., Acsadi, G.,
              Jani, A. & FeIgner, P. L. (1990) SCIENCE 247, 1465-1468.

       8.     Wu, G. Y. & Wu C. H. (1988) J. Biol. Chem. 263, 14621-14624.

       9.     Wu, C. H., Wilson, J. M. & Wu, G. Y. (1989) J. BIOL. CHEM. 264,
              16985-16987.

       10.    Stribling, R., Brunette, E., Liggitt, D., Gaensler, K. & Debs, R.
              (1992) PROC. NATL. ACAD. SCI. 89, 11277-11281.

       11.    Davanloo, P., Rosenberg, A. H., Dunn, J. J. & Studier, F. W.
              (1984) PROC. NATL. ACAD. SCI. USA 81, 2035-2039.

       12.    Dunn, J. J. & Studier, F. W. (1983) J. MOL.  BIOL. 166, 477-535.

       13.    Studier, F. W., Rosenberg A. H., Dunn, J. J. & Dubendorff.  J. W.
              (1990) METHODS ENZYMOL. 185, 60-89.

       14. Fuerst, T. R., Niles, E. G., Studier, F. W. & Moss, B. (1986) PROC. NATL. ACAD. SCI. USA 83, 8122-8126.

       15.    Fuerst, T. R. & Moss, B. (1989) J. MOL.  BIOL. 206, 333-348.

       16. Elroy-Stein, O., Fuerst, T. R. & Moss, B. (1989) PROC. NATL. ACAD. SCI. USA 86, 6126-6130.

       17. Elroy-Stein, O. & Moss, B. (1990) PROC. NATL. ACAD. SCI. USA 87, 6743-6747.

       18.    Studier, F. W. (1991) J. MOL.  BIOL. 219, 37-44.

       19.    Dubendorff, J. W. & Studier, F. W. (1991) J. Mol.  Biol. 219,
              61-68.

       20. Moss, B., Elroy-Stein, O., Mizukarni, T., Alexander, W. A., & Fuerst, T. R. (1990) NATURE 348, 91-92.

                                    APPENDIX A

       21.    Martial, J. A., Hallewell, R A., Baxter, J. D. & Goodman H. M.
              (1979) SCIENCE 205, 602-607.

       22.    Luckow, B. & Schutz, G. 1987 NUCLEIC ACIDS RES. 15 5490

       23. Brinster, R. L., Chen, H. Y., Trumbauer, M., Senear, A. W., Warren, R. & Palmiter R. D. 1981 CELL 27 223 -23 1.

       24.    Dubendorff, J. W. & Studier, F. W. (1991) J. MOL.  BIOL. 219,
              45-59.

       25.    Kunkel, T. A. (1985) PROC. NATL. ACAD. SCI. USA 82, 488-492.

       26. Kunkel, T. A., Roberts, J. D. & Zukour, R. A. (1987) METHODS ENZYMOL 154, 367-382.

       27.    Sanger, F., Niklen   S., & Coulson.  A. R. (1977) PROC. NATL.
              ACAD. SCI. USA 76, 4350-4354.

       28. Chen, X. Z., Shafer, A. W., Yun, J. S., Li, Y. S., Wagner, T. E. & Kopchick, J. J. 1992 MOL. ENDOCRINOL. 6, 598-606.

       29. Neumann, J. R., Morency, C. A. & Russian, K. O. (1987) BIOTECHNIQUES 5, 444-447.

       30.    Chomczynski, P. & Sacchi, N. (1987) ANAL.  BIOCHEM. 162, 156-159

       31. Rave, N., Crkvenjakov, R. & Boedtker, H. (1979) NUCLEIC ACIDS RES. 6, 3559-3567.

                                    APPENDIX A


                                  ACKNOWLEDGMENT

       We thank Dr. Kopchick for L and HepG2 cells, Dr. Studier for generously providing plasmids pAR1173, pAUTO-1, and HMS174 (pLysE) cells; for his comments on the constructions of plasmids, and Dr. Moss for pTM-I plasmid. We thank Dr. Wight for critical reading and suggestions on the manuscript, and S. Aizicovici for technical assistance. This study was supported in part by the Thomas Edison Program of the State of Ohio.

       X. Chen and Y. Li equally contributed to this study and either should be considered as first author.

                                    APPENDIX A

                            FIGURE AND TABLE LEGENDS

       Figure 1. Construction of pT7T7 plasmid. pTM-1 and pAR1173 are used as starting plasmids. pTM-I contains a bacteriophage T7 (PHI10) promoter (PT7), a capping independent (EMC) sequence which facilitates translation of uncapped transcripts, as well as a T7 transcription termination sequence (TT7). Polyclonig site (PCS) in pTM-I contains several restriction sites for cDNA insertions. pAR1173 provides a T7 RNAP gene (Bam HI fragment). In pTLO-1, Lac I and Op represent the Lac I gene and the operator sequence, respectively. pT7T7 was constructed as described in METHODS AND MATERIALS.

       Figure 2. Structures of plasmids pT7hGH and pT7CAT. A. pT7hGH, B. pT7CAT. pT7hGH and pT7CAT were constructed using similar strategies. Both genes were individually inserted into pTM-I. NcoI site (5'-proximal one for pT7CAT) in both plasmids represents the junction of the EMC sequence and the inserted genes (hGH or CAT). ATG codon in the NcoI site represents the first amino acid residue for both hGH and CAT proteins. Internal restriction sites Bgl II for the hGH cDNA and Nco I for the CAT gene were used for restriction analysis to identify the inserted genes. pT7hGH and pT7CAT do not contain either Lac I or operator sequences.

       Figure 3. Construction of pT7T7/T7hGH. Smaller ClaI/EagI fragment from pT7hGH was isolated and inserted into EagI site of pT7T7 by a blunt end ligation as described in METHODS AND MATERIALS. In the clone used in this study, the orientation of the T7hGH fragment in pT7T7/T7hGH is the same as that of T7T7 sequence. In this plasmid, T7hGH sequence has a structural arrangement similar to T7T7 except that the operator is absent from T7hGH sequence.

       Table 1. Comparison of relative transfection efficiencies.

       Mouse L cells on the same 6-well plate were transfected with pT7T7/ThGH+ T7 RNAP or pT7T7+pT7CAT+T7 RNAP by either lipofection or DEAE-dextran methods as described in MATERIALS AND METHODS. These two methods were compared on the basis of hGH or CAT activities expressed per mg of cellular proteins isolated from the transfected cells. The mean values of hGH and CAT activities of the cells transfected by lipofection were arbitrarily assigned

                                    APPENDIX A

as 100. The activities of hGH or CAT expressed by DEAE-dextran method are presented as mean +/- SD with respect to those expressed by lipofection method.

       Figure 4. Expression of hGH in mouse L cells transfected by T7hGH systems. Mouse L cells were transfected by either pT7T7 + pT7hGH (dual plasmids) or pT7T7/T7hGH (single plasmid) with prebound T7 RNAP as follows:
One micro-g of plasmid DNA (0.5 micro-g+0.5 micro-g for dual plasmids) was coincubated with 125 U of T7 RNAP at room temperature for 10 minutes, 20 micro-1 of lipofectin was mix with the DNA-enzyme complexes to a final volume of 100 micro-1. Following 5 min room temperature incubation, the liposome-DNA-enzyme mixture was added to mouse L cells in a 6-well cell culture dish. The transfection and protein assays were performed as described in MATERIALS AND METHODS. Cell samples transfected by pT7T7/T7hGH alone, pT7hGH + T7 RNAP, or pMThGH ( 1 micro-g DNA/well served as negative and positive controls, respectively. Each point in curves represents an average value of at least three individual measurements. Error bars represent standard deviations of the measurements. [open box]= pT7T7/ThGT7 alone, [filled diamond]=T7hGH+T7 RNAP, [filled box]= pMThGH, [filled box] =pT7T7 + pT7hGH + T7 RNAP, and [open diamond]=pT7T7/T7hGH +T7 RNAP.

       Figure 5. Expression of the CAT gene in mouse L cells transfected with pT7T7 + pT7CAT with prebound T7 RNAP. Transfection was performed the same way as described in MATERIALS AND METHODS. 24 hours after the transfection, cells were harvested and assayed for CAT activity also as described. Cell samples transfected with either pT7CAT alone or pT7CAT with prebound T7 RNAP were served as controls. Error bars represent standard deviations of the measurements.

       Figure 6. Northern analysis of the T7 and hGH mRNA expressed by mouse L cells transfected by the T7 system. The cells were transfected by the T7 systems, and total RNA was isolated as described in METHODS. Following gelelectrophoresis and transfer of resolved RNA on a membrane, the membrane was hybridized first with a 2.6 kbp 32p-labeled T7 probe, then by a 0.9 kbp hGH probe after stripping off the first T7 probe. Actin mRNA in each sample serve as a RNA concentration reference. I. Northern blot using T7 probe. A=cells transfected by pT7T7/T7hGH, B=pT7hGH+T7 RNAP, A and B were isolated 24 hr after the transfection. C

                                    APPENDIX A

and D=PT7T7/T7hGH+T7 RNAP; sample C was isolated 24 hr post transfection, D=48 hr. 11. Same membrane hybridized with a hGH probe. Lane order is the same as in I.

       Table 2. Relative expression efficiencies of L and HepG2 cells transfected by the T7 systems.

       Both L and HepG2 cells were transfected by the T7 systems as described in MATERIALS AND METHODS. Both hGH and CAT activities per mg cellular protein expressed by the L cells are arbitrarily assigned a value of 100. The corresponding activities expressed by HepG2 cells are also adjusted on the basis of per mg cellular proteins to compare with those of the L cells, and a presented as mean +/- D.

       Figure 7. Schematic presentation of self-initiation and positive feedback loop features of the T7T7/T7-gene expression system.

       A. Cotransfected, rebound T7 RNAPs initiate transcriptions from T7 promoters (PT7) on both T7T7 and T7hGH sequences (1 and 1'). EMC serves as capping, independent sequence in translation for the T7 and hGH transcripts; B. newly cellularly synthesized T7 RNAPs replenish the polymerase pool in the cytoplasm of the transfected cells (2 and 2'); and C. maintenance of the T7 and hGH gene expressions in the cells (3 and 3'). In this plasmid, hGH cDNA can be replaced to express other cDNA.

[Graphics omitted for Figure 1., Figure 2., Figure 3., Table 1., Figure 4., Figure 5., Figure 6., Table 2. and Figure 7. A fair and accurate narrative description of such omitted material is provided under "FIGURE AND TABLE LEGENDS".]

                                   APPENDIX A
                  RAPID AND EFFICIENT GENE EXPRESSIONS IN MICE
                   BY INJECTION OF PLASMID DNA PRE-BOUND WITH
                         BACTERIOPHAGE T7 RNA POLYMERASE

          Xiaozhuo Chen, Yunsheng Li, Keyong Xiong, & Thomas E. Wagner

  Edison Animal Biotechnology Center, Ohio University, Athens, Ohio 45701, USA

ABSTRACT

A cytoplasmic expression vector, based on prebinding of a bacteriophage T7 RNA polymerase (RNAP) to its cognate T7 promoters on a plasmid prior to transfection, has been successfully used in two mammalian cell lines to express functional and reporter genes in cDNA forms(1). Here we show that the same expression system can be utilized to express functional and reporter genes in several different tissues and regions of mice such as muscles, tails, as well as brains by directly injecting the plasmid DNA, complexed with the T7 RNA polymerase and liposome, into these animal tissues. The expression was found rapid that luciferase activity could be detected in the tissues less than one hour after the injection of a luciferase cDNA-containing T7 plasmid. Nano gram levels of human growth hormone was found in the cerebrospinal fluids of mice 24 hours after a human growth hormone cDNA-containing T7 plasmid was injected into mouse brains. The expression of the injected luciferase gene could be detected for at least one week. This expression system may provide an alternative way to express exogenous genes in animals and in human for gene therapy purposes.

                                    APPENDIX A

TEXT

Traditional gene expression vectors for mammalian cells are designed to express exogenous DNA in the nuclei of the transfected cells. This type of systems require the use of mammalian transcription/regulatory sequences which drive protein coding sequences for nuclear expression. The entry of the nuclei, and in most of the cases the integration into the host cell chromosome by the exogenous DNA sequence, are obligatory for such systems to function in mammalian cells. However, those two events are very unlikely to happen unless the transfected cells are dividing which is common in cell cultures whereas is unfortunately rare in whole animal systems with respect to foreign gene expressions. It is these less frequently-occuring events that hinder most of the traditional expression systems to work with satisfactory efficiencies in animals(1-5). On the other hand, cytoplasmic gene expression has been shown to be possible in cell cultures(6-8), and mammalian cytoplasmic expression vectors have been developed(9,10). In our previous experiments(10), we demonstrated that functional and reporter genes could be expressed with relatively high efficiency in two cell lines by a plasmid vector using an apparently different expression mechanism(10), presumably cytoplasmic expression. This plasmid contains a bacteriophage T7 RNAP gene driven by a cognate T7 promoter, and a second gene (a cDNA encoding either a functional or reporter protein) driven by a second T7 promoter. When the plasmid DNA, complexed with the T7 RNAP and liposome IN VITRO, was transfected into mammalian cells using lipofectin, the prebound T7 RNAP initiates transcription of both T7 and functional/reporter genes. The newly cellularly synthesized T7 RNAP, in combination of the two T7-gene sequence in the plasmid, forms a positive feedback loop for the T7 gene expression, and maintains the expression of both T7 and the functional/reporter genes (figure
1).

In this study, we extended our investigation on the expression of the T7 system to animals. In order to have a more sensitive assay, a new T7 expression vector, which contains a T7 gene and a luciferase reporter gene driven by their own T7 promoters, was constructed (figure 2). Ten to 50 micro-g of the T7 plasmid DNA, complexed with T7 RNAP and lipofectin, was injected into the tails, leg muscles of adult mice, and the brains of mice of 10 to 20 days of age. A traditional mammalian expression plasmid, pRSVLuc which contains a luciferase gene under the control of a Rous sarcoma virus (RSV) promoter, was also injected into these three sites for comparisons. Luciferase activities were found in all these injection sites by either plasmids 24-48 hours after the injection (figure 3). Although the expression levels varied tremendously from one injection to another, the average expression levels of the T7 system in each of the three injected tissues were at least 3-10 times higher than those of pRSVLuc (figure
3). The expression of the luciferase gene by the T7 system was so rapid that its activity could be detected 1 hour after the injection (unpublished observations), suggesting that the DNA enzyme complexes were taken up by cells probably immediately after the injection, followed by rapid cytoplasmic expressions. In order to determine whether lipofectin facilitates or inhibits the DNA uptake and expression in these tissues, the DNA-T7 RNAP complexes were injected directly into these sites with and without lipofectin. It was found that in both mouse tails and the brains, lipofectin enhanced the luciferase expression, whereas the inclusion of lipofectin decreased the expression in the muscles (figure 4). Similarly, direct pRSVLuc injection improved luciferase expression only in the muscles, and the expression levels were still lower than those generated by the direct injection of the T7 system (figure 4).

                                    APPENDIX A

In order to determine whether this T7, expression system is able to produce biologically functional, rather than just reporters, proteins in mice, pT7T7/T7hGH(10), a plasmid containing a human growth hormone (hGH) cDNA under the control of a T7 promoter, was injected into the mouse brains following Pre-binding the DNA with the T7 RNAP. 200 to 800 pg/ml of hGH were found in the brain tissues and the cerebrespinal fluids of the injected mice 24-48 hours after the injection (figure 5). However, hGH could not be detected in the sera of the injected mice when pT7T7/T7hGH was injected into either the tails or the muscles. The reason that hGH could be detected in the brain but not in other parts of the body was probably due to the relative inaccessibility of the brains and the cerebrespianl fluids to other parts of the body. Therefore, hGH produced by the brains were retained in the cerebrespinal fluids.

To determine whether the T7 system could generate long lasting expression in mice, tails of the injected mice were tested for luciferase activity 2, 4, 7, and 14 days following the injection. Luciferase could be detected in the mice at least 7 days after the injection (unpublished observation).

Unlike most traditional expression vectors which are either retrovirus based or mammalian promoter-containing plasmids, the delivery of the T7 system does not require cell surface receptors therefore does not have cell specificity. It in theory can be delivered to any cell types in any tissues in animal. In addition, it is able to express in any cells at any cellular growth stages once it is in the cytoplasm of that cell since the expression of the T7 system does not require any specific cellular transcription factors and does not require cell divisions.

Another advantage of this system is that the expression by the T7 system is very rapid and efficient. It takes more than 120 hours for traditional vectors such as pCMVLuc or pRSVLuc to express as much luciferase as produced by the T7 system in the first 48 hours..

Unlike traditional vectors, the expression of the T7 system does not require nuclear entry and chromosomal integration. In addition, the system does not involve retroviral sequence, therefore drastically reduces the risk for post-introduction mutations which may be a great concern for gene therapy.
No significant cytotoxicity could be detected in either cultured mammalian cells or in the animals which expressed the T7 system.

The expression peaks seem to be related to primarily the stability of the DNA, the stability of the specific protein being expressed and the host cell type being transfected.

                                   APPENDIX B

                        CONFIDENTIAL DISCLOSURE AGREEMENT

       THIS AGREEMENT, effective upon the date of last signature, by and between Ohio University having a place of business at One President Street, Athens, Ohio 45701 (hereinafter referred to as "OU") and (1) having a place of business at
(2) (hereinafter referred to as "COMPANY");

                                   WITNESSETH:

       WHEREAS, (6), a member/members of the faculty of Ohio University (the "OU"), have/has invented "(4)" (OU Inv. Disc No. (5)) (hereinafter referred to as the "INVENTION") which INVENTION is property of the OU; and

       WHEREAS, OU, Technology Transfer Office, the technology transfer manager for OU, has the right to disclose to others the INVENTION, supporting disclosure materials, and other written, oral, or visual materials relating thereto, and prototypes and/or samples thereof (the "CONFIDENTIAL INFORMATION");

       WHEREAS, COMPANY wishes to review the CONFIDENTIAL INFORMATION for the purpose of determining whether or not it is interested in acquiring a license and/or other rights from OU which would enable COMPANY to undertake further development and sales embodying the INVENTION;

       NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

       1. OU, the inventor(s) and/or other employees or agents of the OU shall disclose to COMPANY the CONFIDENTIAL INFORMATION regarding the INVENTION. In the event CONFIDENTIAL INFORMATION is orally or visually disclosed, COMPANY shall not be bound by the obligations set forth herein unless same is reduced to writing, marked as "confidential," and forwarded to COMPANY within thirty (30) days of such oral or visual disclosure, referencing the place and date of disclosure and the names of employees of COMPANY to whom such disclosure was made, and including therein a description of the information disclosed.

       2. Upon execution of this Agreement, a confidential relationship shall arise between OU and COMPANY, and COMPANY agrees to hold in confidence all CONFIDENTIAL INFORMATION disclosed to it by OU, the inventor(s) and/or other employees or agents of the OU and not to disclose such CONFIDENTIAL INFORMATION to anyone except such of its employees as may be necessary and not to use such CONFIDENTIAL INFORMATION for a purpose not covered by this Agreement, unless:

       a. Such CONFIDENTIAL INFORMATION is a part of the public domain prior to the date first written hereinabove: or

       b. Such CONFIDENTIAL INFORMATION becomes a part of the public domain not due to some unauthorized act by or omission of COMPANY after this Agreement is executed; or

       c. COMPANY can demonstrate that it or an affiliate or subsidiary company of COMPANY independently developed such CONFIDENTIAL INFORMATION; or d.Such CONFIDENTIAL INFORMATION is disclosed to COMPANY by a third party who has the right to make such disclosure; or

       e. Permission to disclose said CONFIDENTIAL INFORMATION or to make use thereof is obtained by COMPANY from OU in writing.

       3. COMPANY shall use such efforts to preserve the confidentiality of the CONFIDENTIAL INFORMATION disclosed as it would if the CONFIDENTIAL INFORMATION had been developed by COMPANY and was to be retained in confidence by it.

       4. It is understood and agreed that the CONFIDENTIAL INFORMATION referred to hereunder shall be furnished to COMPANY for evaluation in order the COMPANY may determine its interest in developing products under an agreement to be negotiated between COMPANY and OU and for no other purpose.

       5. If it is determined by either party hereto that an agreement relative to the use of the INVENTION cannot be successfully negotiated, COMPANY shall return to OU any and all written material and/or prototypes and/or samples furnished by OU to COMPANY, except that COMPANY may retain one copy of written CONFIDENTIAL INFORMATION in its confidential files for record purposes only. The return of the material shall not affect the obligations of COMPANY to treat the CONFIDENTIAL INFORMATION disclosed to COMPANY as confidential and not to use same, which shall continue for a period of three (3) years from receipt of the information by COMPANY.

       6. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto, but neither of the parties hereto shall assign this Agreement without the prior written consent of the other party.

       7. No modification or waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the parties hereto.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                                        OHIO UNIVERSITY

                                        By.
                                            -----------------------------------
                                        Title:
                                               --------------------------------
                                        Date:
                                              ---------------------------------
                                        (1)

                                        By:
                                            -----------------------------------
                                        Title:
                                               --------------------------------
                                        Date:
                                               --------------------------------